EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES 1 MILLION SHARE REPURCHASE PROGRAM

IRVINE, CA, December 18, 2019 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that on December 13, 2019, its Board of Directors authorized a new share repurchase program of up to 1 million shares of Pro-Dex common stock, as the prior share repurchase program is nearly completed.  These shares may be repurchased from time to time at the Company’s discretion, based on ongoing assessments of working capital requirements, the market price of its common stock, and general market conditions.  The repurchase program has no stated expiration and the program may be suspended or discontinued at any time.

“We are pleased that our profit and cash flow performance is strong, our balance sheet is robust and we will continue to simultaneously fund substantial investments in the business," said Richard L. (“Rick”) Van Kirk. "We are committed to delivering long-term value to our shareholders."

The prior repurchase program announced in September 2013 for 750,000 shares is nearly completed.  There are 3,900,757 shares of common stock outstanding as of December 16, 2019. Assuming all 1 million shares are repurchased, Mr. Swenson and Mr. Cabillot, our two directors that are greater than 10% shareholders, will own 36% and 15%, respectively, of the common stock then outstanding.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.